UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2025

Traws Pharma, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Penns Trail Newtown, PA 18940
(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.01 per share	TRAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of Nora Brennan

On July 2, 2025, Nora Brennan notified Traws Pharma, Inc. (the Company”) of her decision to resign from her role as Interim Chief Financial Officer of the Company, effective as of July 5, 2025 (the “Termination Date”), which is the final day of the interim period contemplated by that offer letter entered into by and between the Company and Ms. Brennan on February 5, 2025 (the “Offer Letter”). As a result of her resignation, the Offer Letter will terminate effective as of the Termination Date. Consistent with the terms of the Offer Letter, Ms. Brennan will not be entitled to any severance payment in connection with the termination of her services to the Company. Ms. Brennan will continue to provide certain transition services to the Company as an independent contractor through July 18, 2025.

Appointment of Charles Parker

On July 3, 2025, the Board appointed Charles Parker to serve as the Company’s Interim Chief Financial Officer, effective as of the Termination Date. Mr. Parker has been retained to provide such services as a non-employee consultant of the Company. In connection with his appointment as Interim Chief Financial Officer, the Company expects that it will enter into a consulting agreement with Mr. Parker in the near term that will set forth the terms and conditions of his engagement. Discussions regarding compensation to be paid to Mr. Parker as consideration for his services as Interim Chief Financial Officer are ongoing and will be disclosed at a later date.

Mr. Parker, 45 years of age, is an experienced finance executive with over two decades of experience working with publicly traded biopharma companies and private equity organizations. In May 2025, Mr. Parker began serving as a Director at Stout, a global advisory firm specializing in corporate finance and accounting services, which has provided supporting finance and accounting related services to the Company since 2024. Prior to joining Stout, from November 2021 to May 2025, Mr. Parker worked as a consultant for LS Associates, where he provided consulting chief financial officer and other finance and accounting related services to various companies on an interim basis, including without limitation, to Pristine Surgical, LLC, ROM Technologies, Inc., Cantana Bio, and Zogenix, Inc. (Nasdaq:ZGNX). From January 2021 to November 2021, he served as Controller of Dascena, Inc. Mr. Parker has significant experience in public accounting, having worked at BDO USA, LLP for five years and at Parker, Parker and Associates, PLC for five and a half years. Over the course of his career, he has worked with domestic and international small and mid-cap public and private organizations on numerous IPOs, mergers and acquisitions and financings, including more than $700 million in capital raises and multi-million dollar debt restructurings. Ms. Parker holds a B.S. in Accounting from the Lipscomb University.

There is no arrangement or understanding between Mr. Parker and any other person pursuant to which Mr. Parker was appointed as Interim Chief Financial Officer. There are no family relationships between Mr. Parker and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Mr. Parker has not engaged in any related-person transactions required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2025	TRAWS PHARMA, INC.

	By:	/s/ Iain Dukes
Iain Dukes
Interim Chief Executive Officer